Exhibit 10.3.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT (this “Amendment”) to that certain EMPLOYMENT AGREEMENT (the “Agreement”) by and among Robert C. Hatley (the “Executive”), Paragon Commercial Corporation, a North Carolina corporation (the “Corporation”), and Paragon Commercial Bank, a North Carolina-chartered bank and wholly owned subsidiary of the Corporation (the “Bank”), is entered into and effective as of October 27, 2015. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

WHEREAS, the Executive, the Corporation and the Bank entered into the Agreement, and the Agreement became effective, on the 1st day of September, 2013;

WHEREAS, Section 8.8 of the Agreement provides that the Agreement may be amended pursuant to an instrument in writing signed by each of the parties to the Agreement; and

WHEREAS, the Boards of Directors of the Corporation and the Bank have assessed the advantages, and any potential disadvantages, of this Amendment to the Bank, the Corporation and the Corporation’s shareholders and believe that the Amendment is in the best interests of the Bank, the Corporation and the Corporation’s shareholders; and

WHEREAS, as of the date of this Amendment, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(l)(ii) [12 CFR 359.1(f)(l)(ii)] exists or, to the best knowledge of the Employer, is contemplated insofar as the Employer or any affiliates are concerned.

NOW THEREFORE, in consideration of these premises, the Corporation, the Bank and the Executive hereby agree that parties hereto agree that the Agreement shall be amended as follows:

A.           Section 3.4(a)(4) of the Agreement shall be amended, superseded and replaced in its entirety as follows:

4)           a material change in the geographic location at which the Executive must perform services for the Employer;

B.           Article 6 of the Agreement shall be amended, superseded and replaced in its entirety as follows:

ARTICLE 6

CHANGE IN CONTROL BENEFITS

6.1 Change in Control Termination Benefits.

(a) Termination of Executive Within Eighteen Months After a Change in Control. If a Change in Control occurs while this Agreement is in effect, the Executive shall be entitled to the lump sum payment specified in paragraph (b) below if the Executive’s employment is involuntarily terminated without Cause within 18 months after the Change in Control or if the Executive terminates his employment with Good Reason (as defined in Section 3.4) within 18 months after the Change in Control.  If the Executive is removed from office or if Executive’s employment terminates before a Change in Control occurs but after discussions with a third party regarding a Change in Control commence, and if those discussions ultimately conclude with a Change in Control, then for purposes of this Agreement the removal of the Executive or termination of his employment shall be deemed to have occurred after the Change in Control.

(b) Lump Sum Payment: The Employer shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to 2.99 times the Executive’s annual compensation.  For this purpose, “annual compensation” means (1) the Executive’s annual Base Salary when the Change in Control occurs or when the Executive’s employment terminates, whichever is greater, plus (2) any bonuses or incentive compensation earned for the calendar year ended immediately before the year in which termination of employment occurred or the calendar year ended immediately before the year in which the Change in Control occurred, whichever is greater, in either case regardless of when the bonus or incentive compensation earned for the preceding calendar year is paid and regardless of whether all or part of the bonus or incentive compensation is subject to elective deferral.  The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value.  The payment required under this paragraph (b) shall be paid to Executive in a single lump sum immediately following termination of employment.

(c) Other Benefits: In addition to life and medical insurance benefits under Section 4.5 of this Agreement and any benefits to which the Executive may be entitled under any Salary Continuation Agreement in effect between the Executive and the Employer during the term of this Agreement, if this Agreement is terminated by the Employer without Cause within 18 months after a Change in Control or if the Executive terminates his employment with Good Reason within 18 months after a Change in Control, the Employer shall contribute or cause to be contributed to the Executive’s 401(k) plan account the matching and profit-sharing contributions, if any, that would have been made had the Executive’s employment not terminated before the end of the plan year.

6.2 Definition of Change in Control. For purposes of this Agreement, “Change in Control” means any of the following events:

(i)           After the effective date of this Agreement, any “person” (as such term is defined in Section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing fifty percent (50%) or more of any class of voting securities of the Corporation or the Bank, or acquires control of in any manner the election of a majority of the directors of the Corporation or the Bank;

(ii)           The Corporation or the Bank consolidates or merges with or into another corporation, association, or entity, or is otherwise reorganized, where it is not the surviving corporation in such transaction; or

(iii)           All or substantially all of the assets of the Corporation or the Bank are sold or otherwise transferred to or are acquired by any other corporation, association, or other person, entity, or group.

Notwithstanding the foregoing, a Change in Control shall not include (x) any transaction to which Executive consents in a writing specifically noting this provision of this Agreement, or (y) any transaction or series of transactions associated with the election by the Corporation to be taxed as a Subchapter S corporation under the Internal Revenue Code of 1986.

6.3 No Multiple Severance Payments. If the Executive receives payment under Article 6 he shall not be entitled to any additional severance benefits under Section 4.4 of this Agreement.

6.4 Compliance with Section 409A of the Internal Revenue Code.  The Corporation, the Bank and Executive hereby acknowledge and agree that all benefits or payments provided by the Employer to the Executive pursuant to this Agreement are intended either to be exempt from Section 409A of the Internal Revenue Code and official guidance thereunder (“Section 409A”), or to be in compliance with Section 409A, and the Agreement shall be interpreted to the greatest extent possible to be so exempt or in compliance.  If there is an ambiguity in the language of the Agreement, or if Section 409A guidance indicates that a change to the Agreement is required or desirable to achieve exemption or compliance with Section 409A, the Corporation, the Bank, and the Executive agree to attempt to renegotiate in good faith to clarify the ambiguity or make such change.

If any severance or other payments that are required by the Agreement are to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A.

If at the time of Executive’s Separation from Service with the Employer (a) any stock of the Corporation is publicly traded on an established securities market or otherwise, and (b) Executive is a “specified employee” within the meaning of Section 409A, no payment, compensation or other benefit payable or  provided to the Executive in connection with Separation from Service that is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A shall be paid or provided to Executive before the earlier of (i) Executive’s death or (ii) the day that is six (6) months plus one (1) day after the Separation from Service date (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to the Executive during the period between the Separation from Service date and the New Payment Date shall be paid to the  Executive in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

6.5 Survival.  The parties hereto specifically agree that the agreements contained in this Article 6 shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first written above.

PARAGON COMMERCIAL BANK	PARAGON COMMERCIAL CORPORATION

By: /s/Howard Jung	By: /s/ Howard Jung
Title: Chairman	Title: Chairman

EXECUTIVE

By: /s/ Robert C. Hatley
Robert C. Hatley